Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

FTAI Infrastructure Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

35953C106

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 35953C106	Schedule 13G	Page 1 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 1 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 2,523,316
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,523,316

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,523,316
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.5%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 2 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 2 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 121,612
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 121,612

9	Aggregate Amount Beneficially Owned by Each Reporting Person 121,612
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 3 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 3 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 135,446
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 135,446

9	Aggregate Amount Beneficially Owned by Each Reporting Person 135,446
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 4 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 4 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 131,300
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 131,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 131,300
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 5 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 5 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 130,046
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 130,046

9	Aggregate Amount Beneficially Owned by Each Reporting Person 130,046
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 6 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 6 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 137,808
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 137,808

9	Aggregate Amount Beneficially Owned by Each Reporting Person 137,808
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 7 of 33

1	Names of Reporting Persons ASOF II FTAI Holdings 7 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 138,164
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 138,164

9	Aggregate Amount Beneficially Owned by Each Reporting Person 138,164
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 8 of 33

1	Names of Reporting Persons ASOF II A (DE) FTAI Holdings 1 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 604,464
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 604,464

9	Aggregate Amount Beneficially Owned by Each Reporting Person 604,464
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.6%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 9 of 33

1	Names of Reporting Persons ASOF II A (DE) FTAI Holdings 2 L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 22,228
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 22,228

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,228
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 Less than 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 10 of 33

1	Names of Reporting Persons ASOF Holdings II, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,972,204
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,972,204

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,972,204
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.9%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 11 of 33

1	Names of Reporting Persons Ares Private Opportunities 2020 (C), LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 358,256
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 358,256

9	Aggregate Amount Beneficially Owned by Each Reporting Person 358,256
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.4%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 12 of 33

1	Names of Reporting Persons Ares PA Opportunities Fund, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 214,950
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 214,950

9	Aggregate Amount Beneficially Owned by Each Reporting Person 214,950
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.2%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 13 of 33

1	Names of Reporting Persons Ares Credit Investment Partnership I (V), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 143,306
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 143,306

9	Aggregate Amount Beneficially Owned by Each Reporting Person 143,306
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 14 of 33

1	Names of Reporting Persons ASOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 5,916,588
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,916,588

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,916,588
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 5.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 15 of 33

1	Names of Reporting Persons ACOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 358,256
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 358,256

9	Aggregate Amount Beneficially Owned by Each Reporting Person 358,256
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.4%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 16 of 33

1	Names of Reporting Persons Ares CIP (V) Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 143,306
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 143,306

9	Aggregate Amount Beneficially Owned by Each Reporting Person 143,306
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.1%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 17 of 33

1	Names of Reporting Persons Ares Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 18 of 33

1	Names of Reporting Persons Ares Management Holdings L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person PN

CUSIP No. 35953C106	Schedule 13G	Page 19 of 33

1	Names of Reporting Persons Ares Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 20 of 33

1	Names of Reporting Persons Ares Management Corporation
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person CO

CUSIP No. 35953C106	Schedule 13G	Page 21 of 33

1	Names of Reporting Persons Ares Voting LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 22 of 33

1	Names of Reporting Persons Ares Management GP LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 23 of 33

1	Names of Reporting Persons Ares Partners Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 6,685,132
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 6,685,132

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,685,132
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 35953C106	Schedule 13G	Page 24 of 33

ITEM 1.                   (a)          Name of Issuer:

FTAI Infrastructure Inc. (the “Issuer”).

 (b)           Address of Issuer’s Principal Executive Offices:

1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

ITEM 2.                   (a)          Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

1.	ASOF II FTAI Holdings 1 L.P. (“Holdings 1”)

2.	ASOF II FTAI Holdings 2 L.P. (“Holdings 2”)

3.	ASOF II FTAI Holdings 3 L.P. (“Holdings 3”)

4.	ASOF II FTAI Holdings 4 L.P. (“Holdings 4”)

5.	ASOF II FTAI Holdings 5 L.P. (“Holdings 5”)

6.	ASOF II FTAI Holdings 6 L.P. (“Holdings 6”)

7.	ASOF II FTAI Holdings 7 L.P. (“Holdings 7”)

8.	ASOF II A (DE) FTAI Holdings 1 L.P. (“ (DE) Holdings 1”)

9.	ASOF II A (DE) FTAI Holdings 2 L.P. (“ (DE) Holdings 2”)

10.	ASOF Holdings II, L.P. (“ASOF Holdings II” and, together with Holdings 1, Holdings 2, Holdings 3, Holdings 4, Holdings 5, Holdings 6, Holdings 7, (DE) Holdings 1 and (DE) Holdings 2, the “ASOF Holders”)

11.	Ares Private Opportunities 2020 (C), LP (“Ares Private Opportunities”)

12.	Ares PA Opportunities Fund, L.P. (“Ares PA Opportunities Fund”)

13.	Ares Credit Investment Partnership I (V), L.P. (“Ares Credit Investment Partnership”)

14.	Ares CIP (V) Management LLC (“Ares CIP (V) Management”)

15.	ASOF Investment Management LLC (“ASOF Investment Management”)

16.	ACOF Investment Management LLC (“ACOF Investment Management”)

17.	Ares Management LLC

18.	Ares Management Holdings L.P. (“Ares Management Holdings”)

19.	Ares Holdco LLC (“Ares Holdco”)

20.	Ares Management Corporation (“Ares Management”)

21.	Ares Voting LLC (“Ares Voting”)

22.	Ares Management GP LLC (“Ares Management GP”)

23.	Ares Partners Holdco LLC (“Ares Partners”)

CUSIP No. 35953C106	Schedule 13G	Page 25 of 33

(b)	Address or Principal Business Office:

The address for each of the Reporting Persons is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(c)	Citizenship of each Reporting Person is:

Each of the Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

(e)	CUSIP Number:

35953C106

ITEM 3.

Not applicable.

CUSIP No. 35953C106	Schedule 13G	Page 26 of 33

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of the date hereof, based upon 99,414,097 shares of Common Stock issued and outstanding as of November 18, 2020, as disclosed in the Issuer’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 22, 2022.

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
ASOF II FTAI Holdings 1 L.P.	2,523,316	2.5%	0	2,523,316	0	2,523,316
ASOF II FTAI Holdings 2 L.P.	121,612	0.1%	0	121,612	0	121,612
ASOF II FTAI Holdings 3 L.P.	135,446	0.1%	0	135,446	0	135,446
ASOF II FTAI Holdings 4 L.P.	131,300	0.1%	0	131,300	0	131,300
ASOF II FTAI Holdings 5 L.P.	130,046	0.1%	0	130,046	0	130,046
ASOF II FTAI Holdings 6 L.P.	137,808	0.1%	0	137,808	0	137,808
ASOF II FTAI Holdings 7 L.P.	138,164	0.1%	0	138,164	0	138,164
ASOF II A (DE) FTAI Holdings 1 L.P.	604,464	0.6%	0	604,464	0	604,464
ASOF II A (DE) FTAI Holdings 2 L.P.	22,228	*	0	22,228	0	22,228
ASOF Holdings II, L.P.	1,972,204	1.9%	0	1,972,204	0	1,972,204
Ares Private Opportunities 2020 (C), LP	358,256	0.4%	0	358,256	0	358,256
Ares PA Opportunities Fund, L.P.	214,950	0.2%	0	214,950	0	214,950
Ares Credit Investment Partnership I (V), L.P.	143,306	0.1%	0	143,306	0	143,306
ASOF Investment Management LLC	5,916,588	5.6%	0	5,916,588	0	5,916,588
ACOF Investment Management LLC	358,256	0.4%	0	358,256	0	358,256
Ares CIP (V) Management LLC	143,306	0.1%	0	143,306	0	143,306
Ares Management LLC	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Management Holdings L.P.	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Holdco LLC	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Management Corporation	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Voting LLC	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Management GP LLC	6,685,132	6.3%	0	6,685,132	0	6,685,132
Ares Partners Holdco LLC	6,685,132	6.3%	0	6,685,132	0	6,685,132

* Less than 0.1%

CUSIP No. 35953C106	Schedule 13G	Page 27 of 33

The amount of securities reported herein includes:

(i)	1,261,658 Series I warrants (the “Series I Warrants”) and 1,261,658 Series II warrants (the “Series II Warrants”) held of record by Holdings 1;

(ii)	60,806 Series I Warrants and 60,806 Series II Warrants held of record by Holdings 2;

(iii)	67,723 Series I Warrants and 67,723 Series II Warrants held of record by Holdings 3.;

(iv)	65,650 Series I Warrants and 65,650 Series II Warrants held of record by Holdings 4;

(v)	65,023 Series I Warrants and 65,023 Series II Warrants held of record by Holdings 5;

(vi)	68,904 Series I Warrants and 68,904 Series II Warrants held of record by Holdings 6;

(vii)	69,082 Series I Warrants and 69,082 Series II Warrants held of record by Holdings 7;

(viii)	302,232 Series I Warrants and 302,232 Series II Warrants held of record by (DE) Holdings 1;

(ix)	11,114 Series I Warrants and 11,114 Series II Warrants held of record by (DE) Holdings 2;

(x)	986,102 Series I Warrants and 986,102 Series II Warrants held of record by ASOF Holdings II;

(xi)	179,128 Series I Warrants and 179,128 Series II Warrants held of record by Ares Private Opportunities;

(xii)	107,475 Series I Warrants and 107,475 Series II Warrants held of record by Ares PA Opportunities Fund;

(xiii)	71,653 Series I Warrants and 71,653 Series II Warrants held of record by Ares Credit Investment Partnership; and

(xiv)	26,016 Series I Warrants and 26,016 Series II Warrants held of record by an account managed by Ares Management LLC.

Ares Partners is the sole member of each of Ares Voting and Ares Management GP, which are respectively the holders of the Class B and Class C common stock of Ares Management, which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. Ares Management is the sole member of Ares Holdco, which is the general partner of Ares Management Holdings, which is the sole member of Ares Management LLC, which is: (a) the sole member of ASOF Investment Management, which is the manager of each of the ASOF Holders; (b) the sole member of ACOF Investment Management, which is the manager of Ares Private Opportunities; (c) the sole member of Ares CIP (V) Management, which is the manager of Ares Credit Investment Partnership; and (d) the manager of Ares PA Opportunities Fund. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them.

CUSIP No. 35953C106	Schedule 13G	Page 28 of 33

Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over Board Members’ decisions. Each of these individuals disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by Ares Partners.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 35953C106	Schedule 13G	Page 29 of 33

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 10, 2023

ASOF II FTAI Holdings 1 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II FTAI Holdings 2 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II FTAI Holdings 3 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II FTAI Holdings 4 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II FTAI Holdings 5 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 30 of 33

ASOF II FTAI Holdings 6 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II FTAI Holdings 7 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II A (DE) FTAI Holdings 1 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF II A (DE) FTAI Holdings 2 L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ASOF Holdings II, L.P.
By: ASOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 31 of 33

Ares Private Opportunities 2020 (C), LP
By: ACOF Investment Management LLC, its manager

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

Ares PA Opportunities Fund, L.P.
By: Ares Management LLC, its manager

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Credit Investment Partnership I (V), L.P.
By: Ares CIP (V) Management LLC, its manager

By:	/s/ Joshua Bloomstein
Name: Joshua Bloomstein
Title: Authorized Signatory

Ares CIP (V) Management LLC

By:	/s/ Joshua Bloomstein
Name: Joshua Bloomstein
Title: Authorized Signatory

ASOF Investment Management LLC

By:	/s/Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

ACOF Investment Management LLC

By:	/s/ Chris Kerezsi
Name: Chris Kerezsi
Title: Authorized Signatory

Ares Management LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 32 of 33

Ares Management Holdings L.P.
By: Ares Holdco LLC, its general partner

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Holdco LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Management Corporation

By:	/s/Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Voting LLC
By: Ares Partners Holdco LLC, its sole member

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Management GP LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

Ares Partners Holdco LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Authorized Signatory

CUSIP No. 35953C106	Schedule 13G	Page 33 of 33

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (previously filed)